Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL

RESULTS

Plymouth Meeting, PA — August 9, 2006 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the three and six months ended June 30, 2006. The net loss for the three months ended June 30, 2006 was $5.8 million, or $(0.08) per share basic and diluted, as compared to a net loss of $5.7 million, or $(0.10) per share basic and diluted, for the three months ended June 30, 2005. The net loss for the six months ended June 30, 2006 was $13.1 million, or $(0.19) per share basic and diluted, as compared to a net loss of $11.0 million, or $(0.19) per share basic and diluted, for the six months ended June 30, 2005.

Genaera’s research and development expenses for the three- and six-month periods ended June 30, 2006 were $4.6 million and $10.8 million, respectively, compared to $4.9 million and $9.2 million, respectively, for the same periods in 2005. The decrease in the three months ended June 30, 2006 as compared to the same period in 2005 was primarily due to a decrease in clinical trial expenses related to EVIZON™ (squalamine lactate) for the treatment of wet age-related macular degeneration (AMD) as a result of the reduced level of activity in our Phase III studies during the second quarter of 2006. The decrease was partially offset by an increase in indirect expenses as a result of recognizing additional share-based compensation expense pursuant to the adoption of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”).

The increase in research and development expenses for the six months ended June 30, 2006 as compared to the same period in 2005 was primarily due to an increase in clinical trial expenses related to EVIZON for the treatment of wet AMD and an increase in indirect expenses as a result of recognizing additional equity compensation expense pursuant to the adoption of SFAS 123R.

Genaera’s general and administrative expenses for the three- and six-month periods ended June 30, 2006 were $1.5 million and $3.1 million, respectively, compared to $1.1 million and $2.5 million, respectively, for the same periods in 2005. The increase was due principally to increased indirect expenses as a result of recognizing additional share-based compensation expense pursuant to the adoption of SFAS 123R.

The Company’s cash, cash equivalents and short-term investment balance was $44.5 million at June 30, 2006. Included in the cash, cash equivalents and short-term investment balance at June 30, 2006 is approximately $1.5 million, which was subsequently paid to the placement agents in July 2006 for fees related to our most recent financing.

“During the second quarter, we reduced our burn rate and completed a financing to ensure that the Company has appropriate resources to achieve critical milestones of our clinical development programs in 2007,” commented Jack Armstrong, President and Chief Executive Officer. “In addition, we initiated Study 212, a Phase II study of higher doses of EVIZON for the treatment of wet AMD, to identify an optimal dose to improve visual acuity and build on EVIZON’s excellent safety data to date. This study will provide critical information to refine our Phase III program and further our pursuit of a commercial partnership for EVIZON.”

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye disease, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera’s other programs include squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera’s programs, including EVIZON™ (squalamine lactate), squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” “continue,” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$85	$244	$245	$390

Costs and expenses
Research and development	4,590	4,939	10,750	9,213
General and administrative	1,495	1,146	3,102	2,465

	6,085	6,085	13,852	11,678

Loss from operations	(6,000)	(5,841)	(13,607)	(11,288)

Interest income	246	149	486	302

Net loss	$(5,754)	$(5,692)	$(13,121)	$(10,986)

Net loss per share - basic and diluted	$(0.08)	$(0.10)	$(0.19)	$(0.19)

Weighted average shares outstanding - basic and diluted	69,334	57,191	69,068	57,161

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Cash, cash equivalents and investments	$44,542	$32,215
Prepaid expenses and other current assets	922	892
Fixed assets, net	933	848
Other assets	56	56

Total assets	$46,453	$34,011

Current liabilities	$6,639	$5,946
Long-term liabilities	1,762	1,781
Stockholders’ equity	38,052	26,284

Total liabilities and stockholders’ equity	$46,453	$34,011